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                                   FORM 8-B/A

                               (Amendment No. 1)

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

            Registration of Securities Of Certain Successor Issuers

 Filed Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934



                                DC Holdco, Inc.
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            (Exact name of registrant as specified in its charter)


         Delaware                                                 95-4545390
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  (State or other Jurisdiction of                             (I.R.S. Employer
   incorporation or organization)                            Identification No.)


500 South Buena Vista Street, Burbank, California                   91521
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      (Address of principal executive offices)                    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                      Name of each exchange on which
     to be so registered                      each class is to be registered
     ----------------------------             ------------------------------
     Common Stock, $.01 par value             New York Stock Exchange
                                              Pacific Stock Exchange

     Preferred Stock Purchase Rights          New York Stock Exchange
                                              Pacific Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:


                                  None
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                               (Title of class)
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     DC Holdco, Inc., a Delaware corporation, hereby amends Item 5 of its Form
8-B Registration of Securities of Certain Successor Issuers, dated December 28, 1995, to replace Exhibit 3(a).

Item 5.  Financial Statements and Exhibits.
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        (b)    Exhibits.

        3(a) Restated Certificate of Incorporation of the Registrant is filed herewith.

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                                   SIGNATURE
                                   ---------

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this application for registration (or registration statement) to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            DC HOLDCO, INC.
                                              (Registrant)

                                            By: /s/ David K. Thompson
                                                -----------------------------
                                            Name:  David K. Thompson
                                            Title: Senior Vice President -
                                                   Assistant General Counsel



Dated: January 23, 1996

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Index to Exhibits                                                        Page
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3(a)  Restated Certificate of Incorporation of the Registrant              5

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